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                                                               Exhibit 99.(p)(7)

                     CODE OF ETHICS & INSIDER TRADING POLICY

INTRODUCTION

This General Code of Ethics / Insider Trading Policy applies to Employees, Associated Persons and Registered Representatives (RRs) of Quasar who are not covered by their employers code of ethics. (Generally Quasar employees and affiliated RRs.) Typically termed Non-Access Persons.

In rare instances, a RR who is an employee of an Investment Advisor/Fund Company, might not be covered under their employers Code of Ethics. If this is the case they also would be required to be covered under Quasar's General Code of Ethics.

Access Persons will also comply with the Code of Ethics for Access Persons. "Access Person" means any director or officer of the Underwriter who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for a Fund or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to a Fund regarding the purchase or sale of securities.

INSIDER TRADING INTRODUCTION

The federal prohibition against insider trading stems from the general antifraud provisions of the Securities Exchange Act of 1934 (the "Act") and the Investment Advisers Act of 1940. The Insider Trading and Securities Fraud Enforcement Act of 1988 amended both these acts by adding specific provisions designed to detect and deter insider trading, and to impose stiff sanctions upon violators and persons who "control" violators, such as employers and supervisors.

The Act requires all Broker/Dealers to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material nonpublic information by their employees or Associated Persons. The Act also imposes liability upon "controlling persons," i.e., employers such as the bank, parent companies and individual supervisors if the controlling person knew of, or recklessly disregarded the fact, that the "controlled person," was likely to engage in the misuse of material inside information and failed to take appropriate steps to prevent it.

The purpose of this policy statement is to establish 1) guidelines for Quasar Registered Representatives and Associated Persons to prevent insider trading, 2) procedures to detect insider trading, and 3) a basis for disciplining RRs and Associated Persons who violate this policy statement.

DEFINITION OF INSIDE INFORMATION

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material and nonpublic, or "inside" information.

Whether the information is NONPUBLIC rarely presents a difficult question - the information is public if it has been disseminated generally to the marketplace through publication, such as a press release regarding merger negotiations or a reference in a financial publications, or is available to the marketplace generally through other sources.

Whether information is MATERIAL is a more difficult question. Generally speaking, information is material if it is information that a reasonable investor would likely consider important in making a decision to buy, sell or hold securities. For example, information is likely to be material if it relates to significant changes

                                                 (QUASAR DISTRIBUTORS, LLC LOGO)

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affecting such matters as dividends, earnings estimates, write-downs of assets or additions to reserves for bad debts or contingent liabilities, the expansion or curtailment of operations, proposals or agreements involving a merger, acquisition, divestiture or leveraged buyout, new products or discoveries, major litigation, liquidity problems, extraordinary management developments, public offerings, changes of debt ratings, issuer tender offers, or recapitalization.

For purposes of compliance with this policy statement, any nonpublic information should be presumed to be material unless the Associated Person or Registered Representative has been advised otherwise by the Compliance Department. In case of doubt as to whether nonpublic information is material, contact the Compliance Department.

MISUSE OF INSIDER INFORMATION

The misuse of inside information constitutes fraud. Misuse includes the purchase or sale of a security based upon such "inside" information for any account over which an Associated Person or Registered Representative has control, the account of a client or the account of any other person supplied inside information by the Associated Person or Registered Representative.

Persons guilty of misusing inside information are subject to civil and criminal penalties (including imprisonment), SEC administrative actions and discipline by the various securities industry self-regulatory organizations. Registered Representatives and other Associated Persons who misuse inside information are also subject to immediate sanction by Quasar including termination of employment and registration.

Given the potentially severe consequences of a wrong decision, any person who is uncertain as to whether any information he or she possesses is inside information should contact the Compliance Department for advice rather than relying on his or her own judgment or interpretation.

PROHIBITING MISUSE OF INSIDE INFORMATION

Those in possession of inside information must preserve the confidentiality of such information and abstain from trading until the inside information is disclosed and made public. It is the policy of Quasar that:

     - No Registered Representative or Associated Person, while in possession of inside information relevant to a security, shall purchase or sell, or recommend or direct the purchase or sale of, such security for the account of his or her employer, a client or anyone else.

     - No Registered Representative or Associated Person shall use inside information to purchase or sell securities for his or her own account, any account in which he or she has a direct or indirect beneficial interest (including accounts for family members) or any other account over which he or she has trading authority, discretion or power of attorney.

     - No Registered Representative or Associated Person shall disclose inside information to any outside person without the authorization of the Compliance Department.

     - Any Registered Representative or Associated Person who obtains inside information which is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action on the basis of the disclosed facts. If there are any questions about what constitutes sufficient time under the particular circumstances, contact the Compliance Department.


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These prohibitions apply not only to the securities of issuers to which the inside information is directly related but also to any other securities (for example, securities of companies in the same industry) that may reasonably be expected to be affected by a public disclosure of the inside information.

PREVENTION OF INSIDE TRADING

To prevent insider trading, the Compliance Department will:

     - Conduct an annual education program, in most cases concurrent with the annual compliance meeting, to familiarize Associated Persons and Registered Representatives with the policies and procedures prohibiting insider trading.

     - Present new Registered Representatives and Associated Persons, these policies and procedures.

     - Answer questions regarding the policies and procedures prohibiting insider trading.

     - Receive a written certification from all Registered Representatives and Associated Persons stating that they have received and reviewed the polices and procedures, understand them, and agree to abide by them.

     - Review on a regular basis and update as necessary the polices and procedures regarding insider trading.

     - Resolve, with the assistance of the Law Department if necessary, whether information received by a Registered Representative or Associated Person is material and nonpublic.

     - When it is determined that a Registered Representative or Associated Person has material, nonpublic information, implement measures to prevent dissemination of such information and if necessary, restrict such persons from trading the securities of the issuer to which the information relates.

DETECTION OF INSIDER TRADING

ALL ASSOCIATED PERSONS AND REGISTERED REPRESENTATIVES are required to notify the Compliance Department of all "personal and related brokerage accounts" held at a broker-dealer, a financial advisor, or trust company. In addition, all RRs must notify Quasar PRIOR to opening or placing an initial order in a personal or related brokerage account with another broker/dealer and notify the executing broker/dealer of their association with Quasar.

QUASAR RR EMPLOYEES, ASSOCIATED PERSONS AND AFFILIATES will adhere to Quasar's Quarterly Disclosure Requirements with regard to personal securities transactions. All Registered Representatives or Associated Persons of Quasar Distributors, LLC, are required to complete, sign and return the Personal Securities Transactions form each quarter. (Form located at the end of this section.) This is required even if there are no reportable transactions.

Transactions are reportable if they meet the reporting criteria (i.e. if your aggregate total or reportable mutual fund and non-mutual fund transactions during the quarter is $10,000 or greater and are not otherwise exempt.) Please note that mutual funds are included in the reporting requirement (including 401(k) transactions)


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Excluded from this requirement are transactions in U.S. Government or Federal agency obligations, and all transactions involving in the aggregate of less than $10,000 in principal amount during the quarter. Transactions in money market mutual funds and election percent changes in your 401K plan will be exempt both from calculation of the $10,000 reporting threshold and actual reporting. Also exempt from the reporting threshold are automated payroll deductions/contributions to an employee's 401(k), or other automated contributions to a mutual fund after tax savings plan (AIP, or Automatic Investment Plan).

REGISTERED PERSONNEL WHO ARE EMPLOYEES OF INVESTMENT ADVISORS/FUND COMPANIES are required to be covered by their employers code of ethics and must sign a certification substantiating that fact. The Investment Advisor/Fund Company is also required to sign a certification form. (If this is not the case, they must abide by Quasar's General Code of Ethics as discussed above.)

"Personal and related brokerage accounts" are 1) the Associated Persons's or Registered Representative's own account, 2) accounts of the Associated Person's or Registered Representative's spouse, children or other relative who receive financial support from the employee, 3) any account over which the Associate or Registered Representative or their spouse exercises control or investment influence.

Employees, Associated Persons and Registered Representatives must bring overall ethical and professional behavior to the job. All employees are responsible for monitoring and enforcing our Code of Ethics. The discovery of any questionable, fraudulent or illegal activities, offers or transactions in violation of Quasar's guidelines should be reported to either the Compliance Principal or the President. Any violation of any part of Quasar's Code of Ethics may result in corrective action up to and including termination.

Our Code of Ethics is intended to ensure a climate conducive to openness and integrity. It serves to prevent breaches of ethical actions and to provide the framework for fairness. Our Code is formed from the following beliefs:

HONESTY AND CANDOR IN ALL ACTIVITIES

Our business is based on mutual trust and absolute honesty in all our affairs, both internally and externally. This philosophy must be respected at all times and throughout both our personal and corporate behavior.

Our business demands personal candor and openness by all. Complete candor with our legal counsel, auditors, compliance staff and comptroller is essential. We expect of everyone the frankness and objectivity that lead to the earliest identification of real or potential, small or large problems. Any concealment of information for whatever reason is a violation of this Code and may result in corrective action up to and including termination. The honesty of all employees, Associated Persons, and RRs in all matters must be constantly encouraged and reinforced.

GIFTS

Directors, officers, employees, Associated Persons, RRs and members of their families shall not solicit nor allow themselves to be solicited or accept gifts, entertainment, or other gratuities intended to or appearing to influence decisions or favors toward Quasar's business. Gifts with a value not exceeding the aggregate of $100 per calendar year, reasonable entertainment and other accommodations may be accepted if offered and accepted in goodwill only and not as a return for special treatment by Quasar.

Quasar RRs may not give or receive any gift, gratuity, or anything of value that exceeds the aggregate of $100 per year to any firm or person if such gift is in relation to the business of the recipient's employer. RRs are required to report all non promtional gifts received or given to Quasar Compliance for inclusion on Quasar's gift log. RRs will send an email to quasarrr@usbank.com and clearly identify if gift was given or received, if given, to whom, list the value and include any other relevant information.


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OTHER PAYMENTS AND USES OF VENDOR RESOURCES

Payments that include fees and commissions are an integral part of business activity. We regularly engage the service of vendors, as well as lawyers, consultants and other professionals. While selection for performance of a specific service may involve a degree of subjectivity, the choice should always be predicated on quality, competence, competitive price and service, customer relationship and evidence of the same standards of integrity demanded by this Code.

In all cases Quasar shall compete for business only on the basis of the quality and price of our services and to meet our customers' needs today and over time. At no time shall any employee enter into any payment or other arrangement that violates this statement, lowers our ethical standards or could conceivably bring disrepute to Quasar. Gifts, monetary payments, loans, lavish entertainment, or other values or favors made to or received from vendors or other outside parties in exchange for business or influence of any kind are strictly prohibited.

COMMITMENTS

Employees, Associated Persons, and RRs shall not make actual or apparent commitments, formally or informally, or on behalf of Quasar without appropriate authorization in accordance with approved procedures. Approved commitments within the scope of one's authority should be properly documented and retained.

COMPLIANCE

All are expected to comply with all state and federal laws and regulations that apply to our business. When laws or regulations seem unclear or ambiguous, individuals should consult the Compliance Officer or President for further clarification. In addition, we must never violate or fail to comply with Quasar's established policies or procedures. Records should be kept accurate.

FORM U-4 UPDATES/AMENDMENTS

Quasar Registered Representatives will notify the Quasar Compliance, in writing or via e-mail, of any changes or amendments to the information listed on Form U-4. This information includes but is not limited to:

     -    Name

     -    Home Address, Telephone

     -    Activities away from the firm (outside business)

     - Incidents involving the need to be fingerprinted such as misdemeanor or felony charges, convictions, or arrests.

     -    Disciplinary actions by securities regulators or other parties

     -    Customer complaints

     -    Investigations or actions by securities regulators or other parties

     - Insurance, attorney, accountant or federal contractor license suspension or revocation

Upon receipt, the Compliance Principal or Administrator will electronically amend Form U-4 to reflect the updated information. A copy of form U-4 form will be provided to the RR upon request.

INTEGRITY IN DECISION-MAKING AND USE OF OUR RESOURCES

The nature of our business provides opportunities that can be developed through integrity in our personal and professional business practices. We are accountable to a number of constituencies -our clients, our employees, Associated persons, RRs, government agencies, the communities we serve, and the general public.

We must treat all our resources, including our name, with the respect befitting a valuable asset. We should never use them in ways that could be interpreted as imprudent, improper or for personal gain.


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POLITICAL CONTRIBUTIONS

Individuals are encouraged to participate in political activities of their choosing, individually and on their own time. This participation is completely voluntary, however, and no individual political effort shall be reimbursed or compensated by Quasar.

FINANCIAL RESPONSIBILITY

Quasar's employees', Associated Persons', and RRs' personal financial matters should be handled with prudence at all times. RRs are prohibited from borrowing from customers (other than financial institutions) and suppliers.

TRANSACTIONS BY EMPLOYEE/OTHER INSIDERS IN THE SECURITIES OF US BANCORP (QUASAR'S PARENT COMPANY)

US Bancorp recognizes the special interest that employees and other insiders may have in owning its securities. US Bancorp is aware of the unique responsibilities arising from the employment relationship relative to such transactions. US Bancorp's policy requires that all purchases of US Bancorp securities generally be made for long-term investment purposes and that no employee may trade in any US Bancorp securities while in possession of material nonpublic information about US Bancorp. Employees and other insiders should contact the Legal Department regarding any questions.

MAINTAINING CONFIDENTIALITY

It is essential that all employees maintain a professional standard of conduct that assures confidentiality of privileged information and relationships between Quasar and its customers. Confidential information regarding customers and/or employee related information should not be discussed except in the normal transaction of business.

The use of any information stemming from your employment shall be restricted to that which is absolutely necessary for legitimate and proper business purposes of Quasar. Externally, we should protect the privacy of our customer. A random remark with family, friends or acquaintances can form the basis for misinterpretation or otherwise violate the integrity of our customer relationships. Also, information about how we run our business (such as strategic plans, our people and our products) or other nonpublic information about our company or its customers, must be treated with utmost discretion.

Individuals shall not hold discussions or enter into arrangements with competitors regarding competitive policies or other nonpublic information about Quasar. Individuals with doubts about the propriety of any such discussion should consult a member of management.

PROPRIETARY INFORMATION

While at Quasar, employees, Associated Persons and RRs may produce, develop and/or have access to information, ideas, inventions, techniques, processes, computer software, "know-how," materials, programs, reports, studies, records, data, customer lists, customer information, trade secrets and other information not generally available to the public regarding Quasar and all related entities, their customers, prospective customers, and other third parties (collectively the "Proprietary Information"). The Proprietary Information may be original, duplicated, computerized, memorized, handwritten, or in another form. This information (whether developed or produced by an employee, associated person, or RR, or provided to said persons by Quasar or a customer or other third party), is entrusted to said persons as representatives of Quasar. Employees, Associated Persons and RRs, may not use, duplicate or remove any Proprietary Information except for the sole purpose of conducting business on behalf of Quasar. All records, files, documents and other Proprietary Information employees prepare, use or come into contact with shall remain Quasar's property. Because it is unique and cannot be lawfully duplicated or easily acquired, this information is Quasar's property with trade secret status and protection. Employees, Associated Persons and RRs cannot use, divulge or disclose Proprietary Information to any third party. Under no circumstances should an employee, Associated Person or RR reveal or permit this information to become known by any competitor of Quasar, either during or after employment. Employees,


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Associated Persons and RRs are expected to use reasonable care to prevent the disclosure or destruction of Proprietary Information which they possess or use. If employment with Quasar is terminated, individuals must return all Proprietary Information.

Employees are paid to work for Quasar and may be using Quasar's facilities and equipment to develop Proprietary Information. As a condition of employment, all employees acknowledge and agree that Proprietary Information is Quasar's sole property and disclaim any rights and interests in any Proprietary Information and assign these rights to Quasar. Additionally, all employees agree to immediately disclose all Proprietary Information to Quasar.

Quasar customer lists, and other customer and/or employee information, are to be treated as highly confidential in all cases. This information cannot be disclosed to any third party or used for any purpose other than performance of job duties for Quasar either during or after employment.

Unauthorized use or duplication of customer lists and other information (including copies in electronic form) is expressly forbidden. Employees may not solicit customers for any other person or entity either during or after employment with Quasar without the express written consent of Quasar's President.

CONFLICT OF INTEREST/ OUTSIDE EMPLOYMENT ACTIVITIES

Employees of Quasar, Associated Persons, RRs, may not engage in any employment or activity which is in direct competition with Quasar. Registered Representatives must also notify Quasar compliance to update their form U-4 if they participate in any outside business.

Quasar encourages participation in civic affairs including service with constructive and legitimate for-profit and not-for-profit organizations. There are cases, however, in which organizations have business relationships with Quasar or in which the handling of confidential information might result in a conflict of interest. As a result, to avoid potential conflicts of interest, no officer or employee may serve as an official, director or trustee of any for-profit or not-for-profit enterprise without obtaining approval from the Compliance Officer or President.

FAIRNESS IN OUR DEALINGS WITH ALL

No employee, Associated Person or RR shall discriminate against fellow employees or customers on the basis of race, color, religion, national origin, gender, age, marital status, disability, sexual orientation, or veteran status or any other characteristics protected by law.

Internally, this means maintaining high standards in our employment practices. We are proud of our standards in such areas as affirmative action, work environment, fair salary administration, benefits, and training opportunities. Our goal is to treat fellow employees with respect, consideration and understanding. Our intention is to foster a climate conducive to a high level of performance through full communication at all levels. We encourage the open discussion of job-related problems and prompt resolution of those problems.

Externally, we must treat customers, potential customers, vendors and the communities we serve with equal respect. This demands fair and courteous service, as well as ethical business conduct and compliance with all laws and regulations. As employees of a customer-driven institution, we have the responsibility to always act in ways that reflect favorably on Quasar. Quasar, is legally precluded from doing anything that can be construed as an unauthorized practice of law. Employees, Associated Persons, RRs, should refrain from offering any advice where they lack professional qualifications.

Fairness and openness in our dealings demand the development, encouragement and maintenance of a positive attitude towards ethical behavior, one important dimension of which is an open appreciation of diversity. It is absolutely essential for us to value and respect differences among the people with whom we interact daily. When we are able to manage effectively our reaction to diversity, we can be more successful in identifying and meeting customer needs, developing effective work relationships and capitalizing on our teamwork thereby increasing productivity.


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We must be compelled to conduct our day-to-day business with the highest standards of integrity and we must devote our complete efforts to successfully performing our jobs to ensure the attainment of our goals and objectives. It is in this spirit that all of us at Quasar are expected to act.

SOLICITATION

Quasar prohibits distribution or solicitation of literature to employees, in working areas as well as while employees are on work time. Non-employees are prohibited from distributing materials or soliciting employees on Quasar property at any time. Company equipment, electronic mail, voice mail, bulletin boards, and any other company property may not be used for solicitation purposes. Exceptions that may exist are United Way, the Fine Arts Fund, Political Action Committee and any other approved corporate sponsored events.

ACCESS PERSONS

As stated at the beginning of this section, Access Persons are expected to comply, not only with this, the Quasar General Code of Ethics, but also with the Code of Ethics for Access Persons - a copy will be provided upon request.

QUESTIONS OR CONCERNS REGARDING THESE ISSUES SHOULD BE DIRECTED TO THE QUASAR COMPLIANCE.


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(QUASAR DISTRIBUTORS, LLC LOGO)
                   MEMBER NASD

      PERSONAL SECURITIES TRANSACTIONS FOR PERIOD ______ THROUGH ___________

[INSTRUCTIONS: USE THE TAB KEY TO MOVE FORWARD OR SHIFT/TAB TO MOVE BACKWARDS FROM FIELD TO FIELD. IN THE CHECKBOXES, MOUSE-CLICK ONCE OR TYPE X. THERE ARE 3 SECTIONS, COMPLETE EACH SECTION.] FOR MUTUAL FUND TRANSACTIONS, IT IS NOT NECESSARY TO FILL IN THE NUMBER OF SHARES OR PRICE PER SHARE.

(Please "TYPE OR PRINT" Name) _________________________________________________

ACQUISITIONS: (LIST BELOW) [ ] NO REPORTABLE ACQUISITIONS EXECUTED DURING THIS
                               QUARTER

                                               PER        TOTAL
           PRINT NAME OF SECURITY    NO. OF   SHARE    PRINCIPAL $
  DATE    (DO NOT USE TICKER NAME)   SHARES   PRICE   PER SECURITY   BROKER/BANK
-------   ------------------------   ------   -----   ------------   -----------


DISPOSITIONS: (LIST BELOW) [ ] NO REPORTABLE DISPOSITIONS EXECUTED DURING THIS
                               QUARTER

                                               PER        TOTAL
           PRINT NAME OF SECURITY    NO. OF   SHARE    PRINCIPAL $
  DATE    (DO NOT USE TICKER NAME)   SHARES   PRICE   PER SECURITY   BROKER/BANK
-------   ------------------------   ------   -----   ------------   -----------


I ACKNOWLEDGE THAT THE ABOVE LISTED ACQUISITIONS AND DISPOSITIONS COMPRISE ALL TRANSACTIONS EXECUTED DURING THE STATED QUARTER FOR ACCOUNTS IN WHICH I HAVE A BENEFICIAL INTEREST.


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

YOUR SIGNATURE:                                  DATE:
                --------------------------------         -----------------------
            (MUST BE DATED WITHIN 10 DAYS OF THE QUARTER'S END, AND NOT BEFORE.)

                       RETURN TO QUASAR DISTRIBUTORS, LLC
                               615 E. MICHIGAN ST.
                               MILWAUKEE, WI 53202
                                FAX: 414-905-7939


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